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                                  EXHIBIT 99.1




                    GEON ACQUIRES VINYL PLASTISOL FORMULATOR,
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                    MARKING ANOTHER STEP IN COMPANY STRATEGY
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CLEVELAND, OHIO - September 8, 1998 - The Geon Company (NYSE: GON) today announced it has completed the acquisition of Adchem, Inc., effective immediately. Adchem is a custom formulator of vinyl plastisols and a marketer of polymer additives such as blowing agents and pigments.

Adchem's 1997 sales totaled $8.4 million, and 1998 sales are projected to exceed $10 million. The privately held business has 20 employees.

Adchem is located in Kennesaw, Georgia, but eventually will relocate to Geon's recently acquired Wilflex facility, also in Kennesaw. George Hart - founder, president and principal owner of Adchem - will manage both businesses. By combining the operations, Geon anticipates savings on site costs and on purchased raw materials.

Wilflex is the leading manufacturer and marketer of vinyl plastisol ink products in North America. Plastisols are vinyl compounds that combine specialty dispersion polyvinyl chloride (PVC) resin, of which Geon is a leading supplier, with liquid plasticizers and other additives. Vinyl plastisols are used in a variety of coating applications, including protective coating on metal and vinyl flooring.

"We are very pleased to have Adchem join our growing list of performance polymer and service units," said Thomas A. Waltermire, president and chief operating officer of Geon. "George Hart and the Adchem organization bring extensive technology and business experience that will be an asset to Wilflex and Geon's specialty dispersion resin, plastisol and vinyl ink businesses.

"This is another step in our strategy to add earnings growth by acquiring complementary, value-added businesses," Waltermire said.

With a focus on value-added products and services, Geon has added a number of closely related businesses to its performance polymers and service unit. In addition to Adchem, this includes Geon vinyl compounds; Synergistics Industries Limited, a wholly owned subsidiary that produces plastic compounds and liquid plasticizers; Plast-O-Meric, a custom formulator of vinyl plastisols and polyurethane systems; specialty dispersion resins; and Polymer Diagnostics, Inc., which offers polymer testing and analytical services.

The Adchem transaction is expected to be immediately accretive to Geon's earnings by about $0.03 per share after financing and goodwill.